Jewett-Cameron Announces New Chief Financial Officer

North Plains, Oregon, September 16, 2009 – Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF; TSX: JCT) today announced the appointment of Murray G. Smith as Chief Financial Officer.  As a licensed CPA, Murray has led Jewett-Cameron’s Sarbanes-Oxley compliance program the past two years, and will be adding the CFO duties to his role.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that operates through subsidiary companies as follows.  Jewett-Cameron Lumber Corporation’s business consists of warehouse distribution and direct sales of wood products and specialty metal products to home centers and other retailers.  Greenwood Products is a processor and distributor of industrial wood and other specialty building products principally to customers in the marine and transportation industries.  MSI-PRO is an importer and distributor of pneumatic air tools, industrial clamps, and the Avenger Products line of sawblades and other products.  Jewett-Cameron Seed Company is a processor and distributor of agricultural seeds.  The area of most significant growth within Jewett-Cameron is the manufacture and distribution of specialty metal products like dog kennels, gate support systems, and perimeter fencing.

Contact: Don Boone, President & CEO, (503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.